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                                                                     Exhibit 4.4


              REPUBLIC NATIONAL BANK EMPLOYEE STOCK PURCHASE PLAN


                        Amended and Restated to be the

                      REPUBLIC BANCSHARES OF TEXAS, INC.
                         EMPLOYEE STOCK PURCHASE PLAN


                             W I T N E S S E T H:

     WHEREAS, the Board of Directors of Republic National Bank (the "Bank") previously adopted the Republic National Bank Employee Stock Purchase Plan, as amended by that certain First Amendment to the Republic National Bank Employee Stock Purchase Plan dated July 17, 2001, to be effective on August 1, 2001, and such plan was approved by the stockholders of the Bank; and

     WHEREAS, the Bank, Republic Bancshares of Texas, Inc. (the "Company") and RBT Holdings, Inc. entered into that certain Agreement and Plan of Reorganization dated as of May 30, 2001 (the "Reorganization Agreement"), pursuant to which the Company became a holding company for the Bank effective as of September 7, 2001 (the "Reorganization");

     WHEREAS, pursuant to the Reorganization Agreement, the shares of Bank common stock available for purchase under the Republic National Bank Employee Stock Purchase Plan are to be converted into shares of Company common stock, at a rate of one share of Company common stock for each share of Bank common stock;

     WHEREAS, pursuant to the terms of the Republic National Bank Employee Stock Purchase Plan, effective as of September 7, 2001, the obligations and liabilities of the Bank under such plan shall be delegated and assumed by the Company and such plan shall continue in full force and effect thereafter;

     WHEREAS, pursuant to the terms of the Republic National Bank Employee Stock Purchase Plan, for each share of common stock of the Bank which was available for purchase under such plan, there shall be substituted a share of common stock of the Company, so that beginning on and after September 7, 2001, only shares of Company common stock will be available for purchase pursuant to such plan;

     WHEREAS, the Republic National Bank Employee Stock Purchase Plan is to be renamed the Republic Bancshares of Texas, Inc. Employee Stock Purchase Plan.

     NOW, THEREFORE, effective September 7, 2001, the Republic National Bank Employee Stock Purchase Plan is assumed by the Company, renamed as the Republic Bancshares of Texas, Inc. Employee Stock Purchase Plan, and amended and restated as set forth below to continue such plan following the Reorganization.
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1.   Purpose

     The Republic Bancshares of Texas, Inc. Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Republic Bancshares of Texas, Inc. ("Republic") and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Republic through the purchase of shares of common stock, $1.00 par value, of Republic ("Common Stock"). It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   Administration of the Plan

     The Plan shall be administered by the Board of Directors of Republic (the "Board") or a Compensation Committee designated by the Board which shall also designate the Chairman of the Compensation Committee. If Republic is subject to
Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Compensation Committee shall be composed entirely of not less than two (2) non-employee directors (within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Commission") under the Exchange Act ("Rule 16b-3")), and shall be appointed by and serve at the pleasure of the Board. The Board or the Compensation Committee as administrator of the Plan shall hereinafter be referred to as "Committee." The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have complete discretion and all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

     The Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting.

3.   Nature and Number of Shares

     The Common Stock subject to issuance under the terms of the Plan shall be shares of Republic's authorized but unissued shares or previously issued shares reacquired and held by Republic. The aggregate number of shares which may be issued under the Plan shall not exceed three hundred thousand (300,000) shares of Common Stock. All shares of Common Stock purchased under the Plan shall be counted against the three hundred thousand (300,000) share limitation.

     In the event of any reorganization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Republic, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares of Common Stock available for purchase under

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the Plan and in the maximum number of shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 17.

4.   Eligibility Requirements

     Each "Employee" (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first "Enrollment Date" (as defined therein) coincident with or next following the date which is three (3) months after the Employee's date of hire. Participation in the Plan is voluntary.

     Employees whose customary employment is twenty (20) hours or less per week are not eligible to participate in the Plan.

     Notwithstanding anything herein to the contrary, an Employee may not participate in this Plan if such Employee would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of Republic or any Parent or Subsidiary (in determining stock ownership of an individual, the rules of Code Section 424(d) shall be applied, and the Committee may rely on representations of fact made to it by the employee and believed by it to be true).

     "Employee" shall mean any individual employed by Republic or any Parent or Subsidiary (as hereinafter defined). "Parent" shall mean any corporation (a) which is in an unbroken chain of corporations ending with Republic if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has adopted the Plan with the approval of the Board. "Subsidiary" shall mean any corporation (a) which is in an unbroken chain of corporations beginning with Republic if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has adopted the Plan with the approval of the Board.

5.   Enrollment

     For purposes of this Plan, the first day of each Purchase Period (as defined in Section 6) shall be an "Enrollment Date." Each eligible Employee as of August 1, 2001 (the "Effective Date") may enroll in the Plan as of the Effective Date. Each other eligible Employee who thereafter becomes eligible to participate may enroll in the Plan on the first Enrollment Date following the date he or she first meets the eligibility requirements of Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on any subsequent Enrollment Date. In order to enroll or re-enroll, an eligible Employee must complete, sign and submit the appropriate form to the person designated by the Committee prior to the applicable Enrollment Date.

6.   Method of Payment

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     Payment for shares of Common Stock is to be made as of the applicable
"Purchase Date" (as defined in Section 9) with Employee contributions, which shall be made through payroll deductions on an after-tax basis (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period"), with the first such deduction commencing with the first payroll period ending after the Enrollment Date. The initial Purchase Period under the Plan shall be the period beginning on the Effective Date and ending on September 30, 2001. Thereafter, each Purchase Period under the Plan shall be a period of three (3) months beginning on each January 1, April 1, July 1 and October 1 and ending on the following March 31, June 30, September 30 and December 31, respectively, or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a "Participant") will authorize such deductions from his or her pay for each payroll period during the Purchase Period and such amounts will be deducted in conformity with his or her employer's payroll deduction schedule.

     Each Participant may elect to contribute to his or her account any portion of his or her Compensation each payroll period during a Purchase Period. A Participant may elect to increase or decrease the rate of contribution effective as of the first day of the next Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period. A Participant may suspend contributions during the Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form, at least ten (10) days prior to the last day of the Purchase Period. If a Participant elects to suspend his or her contributions, any contributions made during the Purchase Period prior to such suspension will be used to purchase stock at the end of the Purchase Period.
Any Participant who suspends contributions during any Purchase Period cannot resume contributions during such Purchase Period and must re-enroll in the Plan in order to participate in a subsequent Purchase Period.

7.   Crediting of Contributions and Dividends

     Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Dividends on shares of Common Stock held in a Participant's account will be credited to such Participant's account and used to purchase shares of Common Stock at the market price on the date such shares are purchased.

8.   Grant of Right to Purchase Shares on Enrollment

     Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by Republic to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by Republic to the Participant of a new opportunity to purchase shares of Common Stock on the Enrollment Date on which such re-enrollment occurs. A Participant will have shares of Common Stock purchased for him or her on the applicable Purchase Date, and he or she will automatically be re-enrolled in the Plan on the next Enrollment Date unless, prior to the next such Enrollment Date, such Participant (a) terminates employment, (b) dies, (c) suspends his or her contributions to the Plan and does not re-enroll, or (d) notifies the person designated by the Committee on the appropriate form that he or she elects not to re-enroll.

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     Each right to purchase shares of Common Stock under the Plan shall have the following terms:

          (a) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares of Common Stock on the Purchase Date applicable to the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

          (b) payment for shares of Common Stock purchased will be made only through Participant contributions and the crediting of dividends, if applicable, in accordance with Section 7;

          (c) purchase of shares of Common Stock will be accomplished only in accordance with Section 9;

          (d) the purchase price per share of Common Stock will be determined as provided in Section 9;

          (e) the right to purchase shares of Common Stock (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Republic or any Parent or Subsidiary) will in no event give a Participant the right to purchase Common Stock at a rate which exceeds $25,000 in fair market value of the Common Stock (determined on the applicable date of grant of an option hereunder) for each calendar year in which an option to purchase shares of Common Stock granted to such Participant is outstanding at any time. Such limit shall be referred to herein as the "Maximum Share Limitation"; and

          (f) the right to purchase shares of Common Stock will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.   Purchase of Shares

     The right to purchase shares of Common Stock granted by Republic under the Plan is for the term of a Purchase Period. The Fair Market Value of the Common Stock to be purchased during such Purchase Period will be determined as of the last trading day during the Purchase Period.

     For all purposes under this Plan, the "Fair Market Value" of a share of Common Stock on a particular date shall be equal to the closing sales price of the Common Stock on the exchange on which the Common Stock is traded on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is not traded on such exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and ask prices of the Common Stock on the most recent date the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination

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of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

     As soon as administratively feasible after the last day of each Purchase Period, Republic shall apply the contributions to each Participant's account during the Purchase Period to the purchase of shares of Common Stock. The date on which such purchase occurs shall be the "Purchase Date." The number of shares of Common Stock to be purchased for each Participant shall be determined by dividing (i) the amount contributed to the Participant's account during the Purchase Period by (ii) the purchase price for the Purchase Period. Fractional shares of Common Stock shall not be purchased. The purchase price for the shares of Common Stock purchased during a Purchase Period shall be eighty five percent (85%) of the Fair Market Value of Common Stock on the last day of the Purchase Period.

     Certificates evidencing shares of Common Stock purchased shall be issued to each Participant as soon as administratively feasible after the Purchase Date. Any cash equal to less than the price of a whole share of Common Stock shall be credited to a Participant's account on the Purchase Date and carried forward in his or her account for application during the next Purchase Period. Any Participant who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period will receive a certificate for the number of shares held in his or her account and any cash or dividends remaining in his or her account. Any Participant who terminates employment will receive a certificate for the number of shares held in his or her account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions and dividends. If for any reason the purchase of shares of Common Stock with a Participant's allocations to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

     If as of any Purchase Date the shares of Common Stock authorized for purchase under the Plan are exceeded, contributions shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares of Common Stock due to excess contributions shall be refunded as soon as administratively feasible. The Committee in its discretion may also provide that excess contributions may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10.  Termination of Participation

     The right to participate in the Plan terminates immediately when a Participant ceases to be an Employee for any reason whatsoever (including death, unpaid disability or when the Participant's employer ceases to be a Parent or Subsidiary) or the Participant otherwise becomes ineligible. In such event, any contributions made to the Plan by the Participant during the Purchase Period in which the termination of participation occurs shall be paid to the Participant or the party entitled to payments under Section 12 as soon as administratively feasible. Participation terminates immediately after the Purchase Date if a Participant is not re-enrolled in the Plan for the next Purchase Period or if a Participant has suspended contributions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. After termination of participation for any

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reason other than the reasons set forth in the first sentence of this paragraph, any contributions made to the Plan by the Participant during the Purchase Period in which the termination of participation occurs shall be used to purchase shares of Common Stock on the Purchase Date. With respect to a termination of participation for reasons other than death, the Committee shall pay to the Participant or his or her legal representative all cash amounts representing any fractional shares of Common Stock credited to his or her account, and (unless participation has resumed) cause a certificate for the number of whole shares of Common Stock held in his or her account to be delivered to the Participant or his or her legal representative as soon as administratively feasible. For purposes of the Plan, a Participant is not deemed to have terminated his or her employment if he or she transfers employment from Republic to a Parent or Subsidiary, or vice versa, or transfers employment between Subsidiaries.

11.  Unpaid Leave of Absence

     Shares of Common Stock will be purchased for a Participant's account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant. The number of shares of Common Stock to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made during the Purchase Period up to the commencement of such unpaid leave of absence. If the Participant's unpaid leave of absence both commences and terminates during the same Purchase Period and he or she has resumed eligible employment prior to the Purchase Date related to that Purchase Period, he or she may also resume contributions immediately, and shares of Common Stock will be purchased for him or her on such Purchase Date as otherwise provided in Section 9.

12.  Death

     Each Participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the Committee and shall control over any disposition by will or otherwise.

     As soon as administratively feasible after the death of a Participant, the Committee shall pay to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate, cash amounts representing any fractional shares of Common Stock credited to his account, and shall cause a certificate for the number of whole shares of Common Stock held in the Participant's account to be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate. Such payment shall relieve Republic of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

13.  Assignment

     Except as provided in Section 12, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and

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distribution. No purported assignment or transfer of such rights of a
Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate, and the only obligation of Republic remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares of Common Stock under the Plan shall be exercisable only during the Participant's lifetime and only by him or her.

14.  Costs

     All costs and expenses incurred in administering this Plan shall be paid by Republic. Any (i) brokerage fees for the sale of shares of Common Stock purchased under the Plan, or (ii) fees for registering shares of Common Stock shall be paid by the Participant.

15.  Equal Rights and Privileges

     All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Code Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Code Section 423 or any successor provision of the Code shall without further act or amendment by Republic be reformed to comply with the requirements of Code
Section 423. This Section 15 shall take precedence over all other provisions in the Plan.

16.  Rights as Stockholders

     A Participant will have no rights as a stockholder under the election to purchase until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares of Common Stock for which payment has been completed as provided in Section 9.

17.  Amendment and Termination

     Except as otherwise provided herein, the Board may terminate or make such changes in the Plan as may be necessary to desirable to comply with the rules or regulations of any governmental authority or any national securities exchange, or to be eligible for tax benefits under the Code or the laws of any state, or for any other reason; provided that no termination or amendment may adversely affect the rights of any Participant without his consent; and provided, further, that the Board may not make any amendment which would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares of Common Stock which may be sold hereunder, change the designation of corporations whose employees may be offered options under the Plan, or which would otherwise require the approval of the Company's shareholders to comply with Rule

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16b-3 (if applicable), any rule promulgated by the stock exchange on which
Common Stock is traded, or any other applicable laws, rules or regulations, without approval of the stockholders of the Company.

     The Plan shall terminate after all Common Stock issued under the Plan has been purchased, unless terminated earlier by the Board or unless additional Common Stock is reserved under the Plan with the approval of the stockholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares of Common Stock under the Plan either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares of Common Stock under the Plan are terminated prior to expiration, all funds contributed to the Plan which have not been used to purchase shares of Common Stock shall be returned to the Participants as soon as administratively feasible.

18.  Board and Stockholder Approval; Effective Date

     This Plan was approved by the Board of the Bank on March 27, 2001 and the First Amendment to the Plan was approved by the Board of the Bank on July 17, 2001. The Plan became effective as of August 1, 2001. The Plan was approved by the holders of a majority of the shares of outstanding Common Stock of the Bank on June 19, 2001. The Plan was amended and restated by the Board of Republic as of September 7, 2001.

19.  Governmental Approvals or Consents

     This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 17, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

20.  Listing of Shares and Related Matters

     If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares of Common Stock covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock under the Plan, no shares of Common Stock will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

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21.  Employment Rights

     The Plan shall neither impose any obligation on Republic or on any Parent or Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain the employ of Republic or of any Parent or Subsidiary.

22.  Withholding of Taxes

     The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Common Stock under the Plan.

23.  Responsibility and Indemnity

     Neither Republic, the Board, the Committee, any Parent or Subsidiary, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence or willful misconduct. Republic will indemnify and hold harmless the Board, the Committee, any Parent or Subsidiary, and any member, officer, agent or employee of any of them against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence or willful misconduct of such entity or person.

24.  Governing Law

     The Plan and rights to purchase shares of Common Stock that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the state of Texas.

25.  Use of Gender

     The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

26.  Other Provisions

     The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

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     ADOPTED by the Board of Directors of Republic National Bank effective
August 1, 2001 and amended and restated by the Board of Directors of Republic Bancshares of Texas, Inc. as of September 7, 2001.

                              REPUBLIC BANCSHARES OF TEXAS, INC.



                              By:  __________________________________
                                   C. P. Bryan
                                   President and Chief Executive Officer

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